Exhibit 10.30

IMMUNOGEN INC.

SEVERANCE PAY PLAN

AND

SUMMARY PLAN DESCRIPTION

FOR VICE PRESIDENTS AND HIGHER

As amended through February 15, 2018

ImmunoGen, Inc. Severance Pay Plan
for Vice Presidents and Higher
Amended as of  February 15, 2018

TABLE OF CONTENTS

I.	Purpose	1
II.	Eligibility	1
III.	Severance Benefits	3
IV.	Conditions Governing Payment	5
V.	Reemployment	6
VI.	Plan Continuance	6
VII.	Administration of the Plan	6
VIII.	Claim and Claim Appeal Procedures	6
IX.	Your Rights Under ERISA	8
X.	Tax Information	9
XI.	Severability	10
XII.	General Information	11

ImmunoGen, Inc. Severance Pay Plan
for Vice Presidents and Higher
Amended as of  February 15, 2018

IMMUNOGEN INC.

SEVERANCE PAY PLAN

AND

SUMMARY PLAN DESCRIPTION

FOR VICE PRESIDENTS AND HIGHER

(As amended through February 15, 2018)

I.	Purpose

The purpose of the ImmunoGen, Inc. Severance Pay Plan for Vice Presidents and Higher (the “Plan”) is to provide, in the sole discretion of ImmunoGen, Inc. (the “Company”), a period of continued income and benefits (“Severance Benefits”) to eligible employees who serve in certain positions as designated by the Company, and whose employment with the Company is involuntarily terminated without Cause (as defined herein).

The Plan is designed to be an unfunded “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, accordingly, the Plan is governed by ERISA.  This document constitutes both the Plan document and the summary plan description required under ERISA.

II.	Eligibility
A.	For purposes of this Plan, the term “Eligible Employee” means an employee of the Company:
1)	who holds the position of Vice President and higher; and
2)	whose employment with the Company is terminated by the Company without Cause.
B.	For the avoidance of doubt, unless the Company provides otherwise in writing, Severance Benefits will NOT be paid to an employee:
1)	terminating employment voluntarily;
2)	on a leave of absence, whether approved or unapproved;
3)

terminated by the Company for Cause.  For purposes of this Plan, “Cause” means that the employee has, as determined by the Company in its sole discretion: (i) willfully committed an act or omission that materially harms the Company; (ii) been grossly negligent in the performance of the employee’s duties to the Company; (iii) willfully failed or refused to follow

ImmunoGen, Inc. Severance Pay Plan
for Vice Presidents and Higher
Effective as of February 15, 2018

the lawful and proper directives of the Chief Executive Officer or the Board of Directors of the Company (the “Board”); (iv) been convicted of, or pleaded guilty or nolo contendere, to a felony; (v) committed an act involving moral turpitude that is or is reasonably expected to be injurious to the Company or its reputation; (vi) committed an act relating to the employee’s employment or the Company involving in the good faith judgment of the Board, material fraud or theft; (vii) breached any material provision of any agreement between the employee and the Company or any nondisclosure or non-competition agreement between the employee and the Company, as all of the foregoing may be amended prospectively from time to time; or (viii) breached a material provision of any code of conduct or ethics policy in effect at the Company, as all of the foregoing may be amended prospectively from time to time (each of the foregoing hereinafter referred to as a “Violation”); provided, however, that if a Violation described in clauses (ii), (vii) or (viii) is susceptible of cure, the employee will be afforded a reasonable period (not to exceed twenty (20) business days) after receiving the initial written notice from the Company of such Violation to substantially cure such Violation prior to the Company taking any action to terminate the employee’s employment for Cause;

4)	if the employee has been offered another reasonably comparable position with the Company, whether or not the employee accepts such offer; or
5)

if the employee is entitled to receive severance compensation under the terms of any separate written agreement, including, without limitation, any change in control severance agreement or employment agreement, between the Company and the employee in connection with the termination of the employee’s employment following a change in control of the Company or otherwise.

For purposes of clause (4) above, whether an offer is “reasonably comparable” will be determined by the Company in its sole reasonable discretion.  The Company shall, but is not necessarily limited to, consider the following factors in making such determination: (a) the change in commute; (b) a comparison of the offered annual base salary against the employee’s then current annual base salary; and (c) whether the employee is reasonably capable of performing the responsibilities of the position by training or experience.

C.

Notwithstanding any provisions of this Plan to the contrary, the Company shall not be obligated to pay the employee and the employee shall not be eligible to receive any Severance Benefits set forth in Section III unless the employee executes, delivers, and does not revoke a “separation agreement” within the time period set forth in the separation agreement.  The separation agreement generally will include:

•	a release of claims;
•	a non-disparagement agreement;

ImmunoGen, Inc. Severance Pay Plan
for Vice Presidents and Higher
Effective as of February 15 , 2018

•	a non-competition agreement;
•	a non-solicitation agreement; and
•	such other provisions that the Company may require.

III.	Severance Benefits

Provided that an Eligible Employee satisfies all conditions for receipt in accordance with the terms of this Plan, an Eligible Employee shall be entitled to the following Severance Benefits:

A.	Severance Pay

An Eligible Employee will receive Severance Pay in accordance with the following schedule:

Chief Executive Officer	18 months
Executive Officer (as designated by the Board)	12 months
Vice President (other than Executive Officer)	Two (2) weeks of salary for each year of service, subject to a minimum Severance Pay level of 26 weeks and a maximum Severance Pay level of 52 weeks

Severance Pay will be calculated on the basis of the Eligible Employee’s highest annualized base salary in the 12 months preceding the date of termination of employment with the Company (the “Termination Date”).

For these purposes, an Eligible Employee who is a Vice President (other than an Executive Officer) is entitled to credit for a year of service for each 12 month period of continuous service commencing on the Eligible Employee’s date of hire (or in the case of an Eligible Employee who has more than one period of service with the Company, the most recent date of hire); provided however, that credit for a full year of service will be given if the Termination Date is six (6) months or more from the most  recent anniversary date of the Eligible Employee’s date of hire (or most recent date of hire as noted above).

Severance Pay will be paid by means of salary continuation payments commensurate with the Company’s normal payroll cycles, for the duration of the period described above (the “Severance Period”), to commence as soon as practicable following the effective date of the separation agreement, but no later than sixty (60) days following the Termination Date, subject to the provisions of Section II(C) and Section IV.  In case of the death of an Eligible Employee before the completion of all Severance Payments, any remaining Severance Payments will be paid in a lump sum to the beneficiary or beneficiaries as set forth in the Eligible

ImmunoGen, Inc. Severance Pay Plan
for Vice Presidents and Higher
Effective as of February 15 , 2018

Employee’s beneficiary designation under the Company’s group life insurance program as in effect on the Eligible Employee’s Termination Date, as soon as administratively feasible, but in no event later than sixty (60) days following the Company’s receipt of notice of the Eligible Employee’s death.  If no such beneficiary designation is in effect on the Termination Date, or if no such designated beneficiary(ies) survive the Eligible Employee, the remaining Severance Payments will be paid to Eligible Employee’s estate.

B.	Annual Bonus
1)

If not already paid on or prior to the Termination Date, an Eligible Employee will be entitled to receive a payment equal to his or her annual bonus related to the most recently completed calendar year, determined in accordance with the terms of the Company’s annual bonus program, if, as and when bonuses are paid to employees who were similarly situated officers of the Company as of the end of the most recently completed fiscal year.

2)

For the calendar year in which the Eligible Employee’s termination occurs, the Eligible Employee will be entitled to receive his or her annual bonus related to such year, determined in accordance with the Company’s annual bonus program, if, as and when bonuses are paid to employees who were similarly situated officers of  the Company as of end of such year, provided that such bonus will be pro-rated to reflect the actual number of days the Eligible Employee was employed during the applicable calendar year.

Any annual bonus amounts due to the Eligible Employee will be paid to the Eligible Employee at the same time bonuses are paid to other participants in the Company’s annual bonus program.  In case of the death of an Eligible Employee before payment of the annual bonus amounts due to the Eligible Employee, such bonus amounts will be paid to the beneficiary or beneficiaries as set forth in the Eligible Employee’s beneficiary designation under the Company’s group life insurance program as in effect on the Eligible Employee’s Termination Date.  If no such beneficiary designation is in effect on the Termination Date, or if no such designated beneficiary(ies) survive the Eligible Employee, the bonus amounts will be paid to the Eligible Employee’s estate.

C.	COBRA Premium

If an Eligible Employee timely elects to continue medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will subsidize such Eligible Employee’s COBRA premium at the same rate the Company subsidizes coverage for similarly situated active employees, as such subsidy may be modified from time-to-time.  In the event that the Company determines that the COBRA premium subsidy is taxable income to Eligible Employees, the income will be reported on Form W-2 as imputed income.  The COBRA premium subsidy will continue for the duration of the

ImmunoGen, Inc. Severance Pay Plan
for Vice Presidents and Higher
Effective as of February 15 , 2018

Eligible Employee’s Severance Period, or until COBRA ends, if earlier.  Upon the cessation of the COBRA premium subsidy, the Eligible Employee will be entitled to continue his or her medical and/or dental coverage for the duration of the COBRA continuation period, if any, at the Eligible Employee’s own cost.

D.	Outplacement Services

Outplacement services lasting not less than 6 months will be provided at a level to be determined by the Company in its sole discretion.  If an Eligible Employee fails to commence utilization of the outplacement services provided by the Company within 60 days of his or her Termination Date, the outplacement services shall be forfeited.  In no event will an Eligible Employee be entitled to the cash value of the outplacement services in lieu of the outplacement services.

IV.	Conditions Governing Payment
A.

In addition to the satisfaction of any conditions set forth above, an Eligible Employee will only receive such Severance Benefits if the Company determines that the Eligible Employee has satisfied the following:

1)

the Eligible Employee must continue to be actively at work to the satisfaction of the Company through the last day of work designated and as determined by the Company, in its sole discretion, unless the Eligible Employee’s absence is covered by the Company’s paid time off policy, or if the Company, in its sole discretion, has agreed in writing to adjust the Eligible Employee’s last day of work to an earlier date than previously scheduled; and

2)	the Eligible Employee must have returned all Company property and settled satisfactorily all expenses owed to the Company.
B.

Any Severance Benefits to which the Eligible Employee may be entitled will be offset, in the sole discretion of the Company, by any amounts the Eligible Employee may owe the Company, such as pay for time under the Company’s paid time off policy the Eligible Employee may have been advanced but was not earned at the time of termination, unauthorized or un-reconciled business expenses, and the value of any Company equipment in the Eligible Employee’s possession which the Eligible Employee has not returned to the Company.

C.

Any Severance Benefits to which an Eligible Employee may be entitled shall immediately cease upon the determination by the Company that such Eligible Employee violated the terms of the separation agreement or the Proprietary Information, Inventions and Competition Agreement between the Company and the Eligible Employee.

ImmunoGen, Inc. Severance Pay Plan
for Vice Presidents and Higher
Effective as of February 15 , 2018

V.	Reemployment

If rehired by the Company, any Severance Benefits to which an Eligible Employee may be entitled shall cease with the payment for the period ending the day immediately preceding the date of rehire.

VI.	Plan Continuance

The Company expects to continue this Plan indefinitely, but reserves the right to amend or terminate the Plan, or any portion of the Plan, at any time in its sole discretion by action of the Board.  Further, the Company, by action of the Board, reserves the right to modify the benefits set forth in this Plan, or to pay such other benefits as it may, in its sole discretion, deem appropriate, in addition to or in lieu of the benefits set forth in this Plan.  Notwithstanding the above, any amendment or modification to the Plan that decreases benefits available under the Plan will apply only to those employees who have a Termination Date after the effective date of such modification or amendment.

VII.	Administration of the Plan

The Company, acting through the Head of Human Resources (“HHR”), shall be the Plan Administrator.  The Plan Administrator shall have sole authority and discretion to administer and construe the terms of this Plan, subject to applicable requirements of law.  Without limiting the generality of the foregoing, the Plan Administrator shall have complete discretionary authority to carry out the following powers and duties:

1)	to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
2)	to interpret and construe the Plan, its interpretations and constructions thereof to be final and conclusive on all persons claiming Severance Benefits under the Plan;
3)

to decide all questions, including without limitation, issues of fact, concerning the Plan, including the eligibility of any person to participate in, and receive Severance Benefits under the Plan; and

4)	to appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in the administration of the Plan.
VIII.	Claim and Claim Appeal Procedures

Employees who are eligible for Severance Payments under this Plan will be notified by the Company.  If you believe that you did not receive the Severance Benefits to which you were entitled, you need to make a claim with the Director, Human Resources Business Partner (the “HR Business Partner”). The HR Business Partner will review and make a decision with respect to your claim within 90 days of receipt of your claim, unless the HR Business Partner determines that special circumstances require an extension of time for processing the claim, in which case you will receive a written notice of the extension before termination of the initial 90-day period.  The

ImmunoGen, Inc. Severance Pay Plan
for Vice Presidents and Higher
Effective as of February 15 , 2018

extension notice will indicate the special circumstances requiring the extension and the date by which the HR Business Partner expects to render the benefit determination.

If any claim is denied in whole or in part, you or your beneficiary will receive written notification within 90 days, including the reasons for the denial; reference to the specific Plan provisions on which the denial was based; information about additional material needed to pursue the claim, if any, and why such material is needed; and an explanation of the claim appeal procedure including a statement of your right to bring a civil action under § 502(a) of ERISA following an adverse benefit determination on appeal.  Within 60 days, you or your beneficiary may submit a written request for reconsideration of the claim to the HHR.

You or your representative may submit written comments, documents, records, and other information relating to the claim for Severance Benefits.  Upon request and free of charge, you or your representative may have reasonable access to, and copies of, all documents, records, and other information relevant to your claim for Severance Benefits.

The review by the HHR will take into account all comments, documents, records, and other information you submit relating to the claim, without regard to whether such information was submitted or considered in the initial Severance Benefits determination.

The HHR will make a decision on your appeal within 60 days after the receipt of the appeal.  If the HHR determines that special circumstances require an extension of time for processing the appeal, you will receive a written notice of the extension before the end of the initial 60-day period.  The extension notice shall indicate the special circumstances requiring the extension and the date by which the Plan expects to render the determination on appeal.

If your appeal is denied in whole or in part, you will receive a written notification including the reasons for the denial; reference to the specific Plan provisions on which the denial was based; a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for Severance Benefits; and a statement describing any voluntary appeal procedures offered by the Plan and your right to obtain information about such procedures, as well as a statement of your right to bring a civil action under § 502(a) of ERISA.

The HHR will decide whether a hearing will be held on the claim and will notify you at least 14 days before the hearing, if one is to be held.

To the extent permitted by law, decisions reached under the claims procedures set forth in this Section VIII shall be final and binding on all parties.  No action (whether at law, in equity or otherwise) shall be brought by or on behalf of any participant or Beneficiary for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted the Plan’s claim review procedure.  In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure.  Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived.  Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

ImmunoGen, Inc. Severance Pay Plan
for Vice Presidents and Higher
Effective as of February 15 , 2018

Any action (whether at law, in equity or otherwise) must be commenced within one (1) year and must be brought in a court of competent jurisdiction sitting in Waltham, Massachusetts.  This one (1) year period shall be computed from the earlier of: (a) the date a final determination denying such benefit, in whole or in part, is issued under the Plan’s claim review procedure; and (b) the date such individual’s cause of action first accrued (as determined under the laws of the Commonwealth of Massachusetts without regard to principles of choice of laws).

IX.	Your Rights Under ERISA

As a participant in the Plan you are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan participants shall be entitled to:

A.	Receive Information About Your Plan and Benefits
1)

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

2)

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series) and updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

B.	Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate your plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in your interest and that of other Plan participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

C.	Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

ImmunoGen, Inc. Severance Pay Plan
for Vice Presidents and Higher
Effective as of February 15 , 2018

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

D.	Assistance with Your Questions

If you have questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

X.	Tax Information

It is intended that this Plan: (i) be exempt from the requirements of Section 409A of the Internal Revenue Code (the “Code”) of 1986 (“Section 409A”) to the maximum extent possible (under the short-term deferral rules of Treasury Regulation Section 1.409A-1(b)(4)(i) and/or the exemption for involuntary terminations under the separation pay plan rules of Treasury Regulation Section 1.409A-1(b)(9)(iii)).

If this Plan is not exempt from the requirements of Section 409A of the Code, or to the extent the Plan is not so exempt, it is intended that the Plan comply with the requirements of Section 409A of the Code and the Plan shall be interpreted, operated and administered accordingly, including:

(i)The phrase termination of employment, or any derivation thereof, shall mean a “separation from service” within the meaning of Code Section 409A.

(ii)To the extent that this Plan requires that a payment shall be made following the execution of a waiver and release agreement, such payment or payments will only be made if the waiver and release agreement is executed prior to the 60th day following the Termination Date; provided, that if this 60 day period commences in one tax year and ends in the next tax year, no payment which is the subject of such waiver and release agreement may be made or commence (in the case of a series of payments), until the second of the tax years.  The Employee may not designate the year of such payment.

(iii)To the extent that this Plan provides for the reimbursement of specified expenses incurred by an Eligible Employee, such reimbursement shall be made in accordance with the provisions of this Plan, but in no event later than the last day of the Eligible Employee’s taxable year following the taxable year in which the expense was

ImmunoGen, Inc. Severance Pay Plan
for Vice Presidents and Higher
Effective as of February 15 , 2018

incurred.  The amount of expenses eligible for reimbursement in any taxable year of the Eligible Employee shall not affect the amount of expenses to be reimbursed or provided in any other year (except in the case of maximum benefits to be provided under a medical reimbursement arrangement, if applicable).

(iv)Payments in respect of an Eligible Employee’s termination of employment under this Plan are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii).  As a result, (a) any payments that become vested as a result of the Eligible Employee’s termination of employment under this Plan that are made on or before the 15th day of the third month of the later of the calendar year or Company fiscal year following the calendar or fiscal year of the Eligible Employee’s termination of employment, and (b) any additional payments that are made on or before the last day of the second calendar year following the year of the Eligible Employee’s termination of employment and do not exceed the lesser of two times base salary or two times the limit under Code Section 401(a)(17) then in effect, and (c) the payment of medical expenses within the applicable COBRA period, are exempt from the requirements of Code Section 409A.

(v)Notwithstanding any other provision with respect to the timing of payments under Section III, if, at the time of Eligible Employee’s termination, Eligible Employee is deemed to be a “specified employee” (within the meaning of Section 409A, and any successor statute, regulation and guidance thereto) of the Company, then solely to the extent necessary to comply with the requirements of Section 409A, any payments to which Eligible Employee may become entitled under Section III which are subject to Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the Termination Date, at which time Eligible Employee shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Eligible Employee under the terms of Section III.

Notwithstanding anything in this Plan to the contrary, the Company does not guarantee the tax treatment of any Severance Benefits under this Plan, including without limitation pursuant to the Code, federal, state or local tax laws or regulations.

XI.	Severability

In the case any provision of the Plan is determined to be illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if such illegal or invalid provision never existed.

ImmunoGen, Inc. Severance Pay Plan
for Vice Presidents and Higher
Effective as of February 15 , 2018

XII.	General Information

Plan Name:	ImmunoGen, Inc. Severance Pay Plan for Vice Presidents and Higher
Type of Plan:	Severance Pay Plan - Welfare Plan
Name of Plan Sponsor:	ImmunoGen, Inc. 830 Winter Street Waltham, MA 02451 (781) 895-0600
Employer I.D. Number:	04-2726691
Plan Number:	5 0 2
Plan Administrator:	ImmunoGen, Inc. c/o Chief Human Resources Officer 830 Winter Street Waltham, MA 02451
Plan Agent for Service of Legal Process:	ImmunoGen, Inc. c/o General Counsel 830 Winter Street Waltham, MA 02451 Service of legal process also may be made on the Plan Administrator
Plan Year:	January 1 through December 31

Amended effective as of February 15, 2018.

IMMUNOGEN INC.

By:   /s/ Mark J. Enyedy

Title:   President and Chief Executive Officer

Date:   February 15, 2018

ImmunoGen, Inc. Severance Pay Plan
for Vice Presidents and Higher
Effective as of February 15 , 2018